ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "***Agreement***") is made and entered into as of October 22, 2024, by and among Edgewater Recovery Center, LLC, a Kentucky limited liability company ("***Seller***"), John David Elam ("***Owner***") (Seller and Owner are referred to herein individually as a "***Seller Party***" and collectively as "***Seller Parties***"), and ARIA Kentucky, LLC, a Delaware limited liability company ("***Purchaser***"). Seller, Owner, and Purchaser may be referred to herein individually as a "***Party***" and collectively as the "***Parties***."

BACKGROUND

A. Seller owns and operates an addiction treatment operation (the "***Business***") with facilities located at the locations listed on Exhibit A attached hereto (the "***Facilities***").

B. Owner is the sole member of Seller and will benefit from the sale under this Agreement.

C. Subject to the terms and conditions set forth in this Agreement, the Owner desires to cause Seller to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets and rights of Seller used in the operation of the Business.

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

1. Purchase and Sale of Assets.

(a) Subject to the terms and conditions of this Agreement, in exchange for the Purchase Price, Seller hereby sells, assigns, conveys, transfers and delivers to Purchaser, free and clear of all Liens (except Permitted Liens), and Purchaser hereby acquires and accepts from Seller, an undivided interest in and to the Acquired Assets (as defined below).

(b) Acquired Assets. For purposes of this Agreement, "***Acquired Assets***" shall mean all of the assets owned by the Seller and used in connection with the Business, except for the Excluded Assets, free and clear of all Liens (except Permitted Liens). The Acquired Assets include, but are not limited to, all of Seller's right, title and interest in and to the following:

(i) All machinery, equipment, vehicles, furniture, materials and other items of personal property of every kind and description (the "***Equipment***"), including those items set forth on Schedule 1(b)(i);

(ii) All inventories wherever located, as of the Closing Date, including all medical supplies and pharmaceuticals (the "***Inventories***"), including those items set forth on Schedule 1(b)(ii);

(iii) All rights under the real estate leases listed on Schedule 1(b)(iii) attached hereto (including lease security deposits), to the extent transferable and assumable (the "***Property Leases***");

(iv) All rights under the contracts listed on Schedule 1(b)(iv) attached hereto, to the extent transferable and assumable (together with the Property Leases, the "***Assumed Contracts***");

(v) All licenses, certificates, certifications, qualifications, accreditations, permits, variances, interim permits, permit applications, approvals, franchises, rights, code

approvals and private product approvals under any Law applicable to the Business or otherwise required by any Governmental Authority in connection with the Business (the "***Governmental Authorizations***"), including those items set forth on Schedule 1(b)(v);

(vi) All rights to use the telephone and facsimile numbers associated with the Business;

(vii) All prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by Seller to any other person or entity relating to the Acquired Assets, to the extent assignable;

(viii) Manufacturer's and vendor's warranties relating to the Business or the Acquired Assets, to the extent transferable, and rights and claims assertable by (but not against) Seller related to the Acquired Assets;

(ix) Intangible personal property including, without limitation, business records, customer lists, goodwill, trade names, trademarks, service marks, copyrights, internet domain names, software, web pages, social media accounts, e-mail addresses, telephone, fax and pager numbers, trade secrets, computer programs, and all documentary evidence thereof (including records, files, computer tapes or disks, or other media on or in which the same may be evidenced or documented);

(x) All trademarks, service marks, whether registered or existing at common law, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, reexaminations and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); software, "mask works" (as defined under 17 USC § 901) and any registrations and applications for "mask works", and Trade Secrets; and any shrink-wrap, click-wrap or similar licenses provided in connection with off-the-shelf or pre-loaded software or online services (collectively, the "***Intellectual Property***"), including those items set forth on Schedule 1(b)(x);

(xi) All accounts or trade receivables, notes and other receivables of Seller existing at the time of Closing, including advances, pending cash deposits, cash-in-transit and rights to receive payments from any customer, patient, vendor or other person or entity held by Seller (collectively, the "***Receivables***");

(xii) Cash or cash equivalents;

(xiii) All vehicles of Seller including those set forth on Schedule 1(b)(xiii); and

(xiv) All records, files, information, and data (including patient records and data), historical and financial records and files, and other proprietary information, together with the following papers and records in the Seller's care, custody or control or otherwise available to it: all blueprints, all personnel and labor relations records, all employee benefits and compensation plans and records, all environmental control, monitoring and test records, all maintenance records, (the "***Information and Records***"); *provided, that,* Purchaser shall allow Seller Parties (and their counsel and accountants) reasonable access to (A) such books and records for the purpose of billing, preparing tax returns or responding to any audit of any prior billing or prior tax return; and (B) patient records for the purpose of billing, responding to any audit or claim regarding any prior billing or other claim against any Seller Party.

(c) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of the Seller shall be retained by the Seller and are not being sold or assigned to the Purchaser hereunder (all of the following are referred to collectively as the "***Excluded Assets***"):

(i) The corporate record book, including meeting minutes of members, directors or managers;

(ii) This Agreement and the related agreements and all rights which accrue to the Seller Parties under such agreements and the agreements set forth on Schedule 1(c)(ii) (collectively, the "***Excluded Contracts***");

(iii) Any equity interest in Seller;

(iv) Any employee benefit agreements or other compensation of Seller Parties; and

(v) The assets listed on Schedule 1(c)(v).

(d) Consent to Assignment. Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign or transfer any license, permit, contract or lease (each a "***Non-Assignable Asset***"), or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing governmental entity, as the case may be, would constitute a breach thereof. The Parties shall cooperate to obtain any consents of any parties necessary to permit the assignment of the Non-Assignable Asset. Seller and Purchaser acknowledge that none of the Non-Assignable Assets shall be deemed assigned to or assumed by Purchaser unless and until the same shall become so assignable. If and when any necessary consent shall be obtained or any such Non-Assignable Asset shall otherwise become assignable, Seller shall take commercially reasonable action to assign all of its rights and obligations thereunder to Purchaser and Purchaser shall, without the payment of any pre-closing liabilities, assume such rights and obligations. Until such time as the Non-Assignable Assets are assigned to Purchaser, Seller shall not enter into any amendments of such Non-Assignable Assets without the prior written consent of Purchaser. Until such time as the Non-Assignable Assets are assumed by Purchaser, (i) Purchaser shall perform and discharge fully all of the obligations of Seller under any of such Non-Assignable Assets, and (ii) Seller shall, without further consideration therefore, pay, assign and remit to Purchaser promptly all monies received or which may be received or obtained in respect of the Non-Assignable Assets related to periods after July 15, 2024 (the "***Transfer Date***").

(e) Assumed Liabilities. Effective as of the Closing, Purchaser shall assume and agree to pay, honor, discharge or perform, as appropriate, the following liabilities relating to the Acquired Assets and existing at or arising on or after the Transfer Date ("***Assumed Liabilities***"):

(i) the trade account payables and accrued operating expenses relating to the operation of the Business and incurred in the ordinary course of the operation of the Business from the Transfer Date until the Closing Date (collectively, the "***Accounts Payable***");

(ii) any liabilities, obligations or undertakings to be performed on or after the Closing under, related to or arising from the Assumed Contracts, except to the extent that such liabilities, obligations or undertakings arise from or relate to any breach by Seller of any obligations under any provision of the Assumed Contracts that occurred prior to the Transfer Date; and

(iii) the obligations set forth on Schedule 1(e)(iii).

(f) Retained Liabilities. Except solely for the Assumed Liabilities, Purchaser will not assume, and nothing contained in this Agreement will be construed as an assumption by Purchaser of, any liabilities, obligations or undertakings of any Seller Party of any nature whatsoever, whether fixed or contingent, known or unknown, including, without limitation, any warranties, obligations or liabilities arising from the use or ownership of the Acquired Assets or the operation of the Business prior to the Transfer Date, including without limitation, any liability arising from or related to any Seller Party's financial relationship, compensation arrangement, or ownership interest in or with any affiliates of any Seller Party (the "***Retained Liabilities***"). Notwithstanding any other provision of this Agreement, Seller Parties shall be solely responsible for the satisfaction of all liabilities with respect to the Retained Liabilities, whether known at the time of Closing or thereafter determined. Seller Parties will pay and discharge all of the Retained Liabilities in accordance with the terms thereof as such become due in the usual course of business following the Closing.

2. Purchase Price.

(a) Purchase Price. On the Closing Date, in consideration for the sale of the Acquired Assets to the Purchaser, the Purchaser shall pay to the Seller an aggregate amount equal to $250,000 (the "**Cash Payment**") and assume the Assumed Liabilities (collectively, the "***Purchase Price***"). The Cash Payment shall be paid to the Seller by the Purchaser by means of a wire transfer of immediately available funds to the bank account(s) designated by the Seller in a written disbursement letter delivered to the Purchaser not less than two Business Days prior to the Closing Date, and releases in favor of Purchaser from all payees in such disbursement letter.

(b) Allocation of Purchase Price. The Purchase Price will be allocated among the Acquired Assets and the covenants entered into by Seller in or pursuant to this Agreement as set forth on the attached Schedule 2(b) in the manner required by §1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). In making such allocation, Seller and Purchaser shall use the allocation agreed upon by the Parties as set forth on Schedule 2(b) (the "***Allocation***"). The Parties and their respective affiliates will not take any position inconsistent with the above Allocation of the Base Purchase Price in connection with their respective U.S. federal, state and local income tax returns and other filings (including Internal Revenue Service Form 8594).

(c) Retained Liabilities. Purchaser shall have no responsibility for the Retained Liabilities, and Seller Parties will indemnify Purchaser for any Loss experienced by Purchaser as a result of Seller Parties' nonpayment of any Retained Liabilities.

(d) Proration of Certain Charges. On the Closing Date, taxes for the period within which the Closing Date falls, if any, will be prorated between Seller and Purchaser as of the Transfer Date, with Seller bearing the portion relating to all periods ending on or before the Transfer Date, and Purchaser bearing the portion relating to periods following the Transfer Date. Any payments made pursuant to this Section 2(d) shall be an adjustment to the face principal balance of the Note (as defined in the Equity Purchase Agreement)..

(e) Withholding. Purchaser will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller Party such amounts as are required to be deducted or withheld therefrom and paid over to the applicable governmental entity under the Code, or any applicable provision of tax law, and to collect Forms W-8 or W-9 or other forms from any Seller Party to the extent required by any applicable laws. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such Seller Party in respect of which such deduction and withholding was made.

3. Closing.

(a) Time and Place. The closing of the transactions contemplated by this Agreement (the "***Closing***") will occur on the third (3rd) Business Day after all of the conditions to Closing set forth below are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time as the Parties may mutually agree (the "***Closing Date***"). The effective time of Closing will be 12:01 a.m. eastern time on the Closing Date (the "***Effective Time***").

(b) Seller Deliveries. On the Closing Date, Seller Parties will deliver to Purchaser:

(i) the Acquired Assets;

(ii) an Assignment and Assumption and Bill of Sale substantially in the form attached as Exhibit B to this Agreement (the "***Bill of Sale***"), executed by Seller;

(iii) an Equity Purchase Agreement (the "***Equity Purchase Agreement***") with Seller's affiliates, executed by such Seller affiliates;

(iv) Lease assignment consents for the Facilities leased by Seller listed on Exhibit A with the landlords, substantially in the form attached as Exhibit D to this Agreement (collectively, the "***Lease Consents***"), executed by the landlords as set forth on Exhibit A (the "***Landlords***");

(v) a Transition Agreement substantially in the form attached as Exhibit E to this Agreement (the "***Transition Agreement***"), executed by Seller;

(vi) a Patient Record Transfer Agreement substantially in the form attached as Exhibit F to this Agreement (the "***Patient Record Transfer Agreement***"), executed by Seller;

(vii) all payoff letters, releases, termination statements or satisfactions of all Liens on the Acquired Assets securing indebtedness which is not an Assumed Liability;

(viii) all necessary consents for the transfer to Purchaser of the Acquired Assets, set forth on Schedule 3(b)(viii) (the "***Consents***");

(ix) A Termination Agreement evidencing the termination of that certain Management Services Agreement dated July 10, 2024 (the "***Termination Agreement***");

(x) a Certificate of Good Standing from the Kentucky Secretary of State and resolutions of the governing body of Seller authorizing the execution, delivery and performance of Seller's obligations under this Agreement and all Seller-delivered documents hereunder;

(xi) special warranty deeds conveying the Owned Real Property to an Affiliate of BH Properties Fund, LLC (the "***Deeds***");

(xii) a certificate of insurance evidencing the purchase of a "tail" insurance policy, covering the services rendered by Seller Parties prior to Closing (at the same coverage levels as Seller Insurance Policies) and naming Purchaser as an additional insured, all in such form and substance as reasonably approved by Purchaser;

(xiii) such other documents as Purchaser may reasonably request.

(c) Purchaser Deliveries. On the Closing Date, Purchaser will deliver:

(i) to Seller, (A) the Cash Payment, (B) the Transition Agreement and (C) the Patient Record Transfer Agreement, each executed by Purchaser;

(ii) to Seller's affiliates, the Equity Purchase Agreement, executed by Purchaser;

(iii) to Landlords, the Lease Consents, executed by Purchaser;

(iv) the Termination Agreement, duly executed by Evernia Health Center, LLC;

(v) the Deeds;

(vi) a Certificate of Existence from the Delaware Secretary of State and resolutions of the governing body of Purchaser authorizing the execution, delivery and performance of Purchaser's obligations under this Agreement and all Purchaser-delivered documents hereunder; and

(vii) such other documents as Seller may reasonably request.

(d) Conditions to Seller Parties' Obligations. Seller's and Owner's respective obligations under this Agreement shall be subject to the satisfaction or written waiver of the following conditions:

(i) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall have been true, accurate and correct on and as of the date of this Agreement, and shall also be true, accurate and correct on and as of the Closing Date with the same force and effect as though made by the Purchaser on and as of the Closing Date.

(ii) Purchaser Deliveries. Purchaser shall have delivered to the appropriate Parties, all of the items listed in Section 3(c).

(iii) Covenants. Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

(iv) Proceedings. No order shall be in effect and no proceeding shall be pending before any governmental authority, or before any arbitrator, wherein an unfavorable order or ruling would (A) prevent consummation of the transactions contemplated by this Agreement; or (B) have a reasonable likelihood of causing the transactions contemplated by this Agreement to be rescinded following consummation.

(v) Release. All Seller Parties shall have received a release of all personal guaranties and any liability to which any Seller Party is subject as a borrower or co-borrower on Indebtedness of the Company. For purposes of the forgoing, the term "personal guaranties" shall include any guaranty made by an entity of which Seller is sole member and which is not being purchased by Purchaser pursuant to the Equity Purchase Agreement.

(e) Conditions to Purchaser's Obligations. Purchaser's obligations under this Agreement shall be subject to the satisfaction or written waiver of the following conditions:

(i) Due Diligence. Purchase shall have completed to its satisfaction all due diligence with respect to Seller, the Business and the Acquired Assets.

(ii) Representations and Warranties. The representations and warranties of the Seller Parties contained herein shall have been true, accurate and correct on and as of the date of this Agreement, and shall also be true, accurate and correct on and as of the Closing Date with the same force and effect as though made by the Seller Parties on and as of the Closing Date.

(iii) Seller Deliveries. Seller Parties shall have delivered to Purchaser all of the items listed in Section 3(b).

(iv) Covenants. Seller Parties shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller Parties prior to or at the Closing.

(v) Proceedings. No order shall be in effect and no proceeding shall be pending before any governmental authority, or before any arbitrator, wherein an unfavorable order or ruling would (A) prevent consummation of the transactions contemplated by this Agreement; or (B) have a reasonable likelihood of causing the transactions contemplated by this Agreement to be rescinded following consummation.

(vi) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on the Business.

(vii) Consents. Purchaser shall have received evidence of all Consents listed on Schedule 3(b)(viii), which Consents shall have been executed and delivered by the applicable party and otherwise be in form and substance reasonably satisfactory to the Purchaser.

(viii) Equity Closing. The closing of the transactions contemplated by the Equity Purchase Agreement shall have occurred simultaneously with the Closing hereof.

4. Representations and Warranties of Seller Parties. Except as set forth in the disclosure schedules attached hereto, Seller Parties, jointly and severally, represent and warrant to Purchaser as follows:

(a) Organization and Standing. The Seller is duly organized, validly existing and in good standing under the laws of the State of Kentucky, with all requisite limited liability company power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. The Seller is licensed or qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification. The jurisdictions in which the Seller is qualified to do business as a foreign limited liability company are set forth on Schedule 4(a). The Seller does not have any subsidiaries. The Owner is the sole member of the Seller.

(b) Authority. The Seller and Owner have full power and authority to enter into this Agreement and the related agreements to which they are respectively a party and to consummate the contemplated transactions. The execution, delivery and performance by the Seller of this Agreement and the related agreements to which it is a party have been duly and validly approved by the Seller's member, and no other actions or proceedings on the part of the Seller is necessary to authorize this Agreement, the related agreements and the contemplated transactions. The Seller and Owner have duly and validly executed and delivered this Agreement and prior to or at the Closing (or any Subsequent Closing, if applicable) will duly and validly execute and deliver the related agreements to which they are respectively a party. This Agreement constitutes a legal, valid and binding obligation of the Seller and Owner and upon

the execution and delivery by the Seller and Owner of the related agreements to which they are respectively a party, such related agreements will constitute legal, valid and binding obligations of the Seller and Owner, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

(c) No Liens or Encumbrances. Seller has, and will transfer and convey to Purchaser, good and marketable title to the Acquired Assets free and clear of all Liens, except for the following (collectively referred to as "**Permitted Liens**"):

(i) liens for Taxes not yet due and payable;

(ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Acquired Assets; or

(iii) liens set forth on Schedule 4(c)(iii).

(d) No Conflicts.

(i) Except for the items set forth on Schedule 4(d), no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Seller and Owner of this Agreement and the related agreements or the consummation of the contemplated transactions.

(ii) Except as set forth on Schedule 4(d), the execution, delivery and performance by the Seller and Owner of this Agreement and the related agreements do not and will not (i) violate any Law applicable to the Seller, any of the Acquired Assets or the Business; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract (including any non-competition, non-solicitation, confidentiality, trade secret or other similar agreement) to which the Seller or Owner is a party or by which the Seller or Owner or any of the Acquired Assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Seller or indebtedness secured by any of the Acquired Assets; or (iv) violate or conflict with any provision of any of the Organizational Documents of the Seller.

(e) Lawsuits and Proceedings. Except as set forth on Schedule 4(e), there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of the Seller, threatened against or affecting the Seller or any of its officers, directors, employees, agents or members thereof in their capacity as such, or any of the properties or businesses of the Seller, including the Acquired Assets, and Seller is not aware of any facts or circumstances which may reasonably be expected to give rise to any of the foregoing. Except as set forth on Schedule 4(e), all of the proceedings pending or, to the Knowledge of the Seller, threatened against the Seller are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth on such Schedule. Except as set forth on Schedule 4(e), the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Except as

set forth on Schedule 4(e), the Seller has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Seller has any continuing obligation.

(f) Condition of Assets. The Acquired Assets, taken as a whole, are in good condition, working order and repair (reasonable wear and tear excepted) and are usable, fit and salable for their intended purposes. There are no defects in the Acquired Assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of the Acquired Assets. The Acquired Assets comprise all of the assets that are necessary for Purchaser to conduct the Business as it is conducted by Seller Parties and constitute all of the assets used by Seller Parties in the Business.

(g) Financial Statements. Seller has provided to Purchaser the following financial statements of the Business (the "***Financial Statements***"): (i) unaudited balance sheets as of December 31, 2021, December 31, 2022, December 31, 2023, and the related statements of income for the years then ended, and unaudited balance sheets as of August 31, 2024, and the related statements of income for the eight (8) month period then ended; and (ii) Seller's bank statements and reconciliations for each of the eighteen (18) months prior to the Closing Date. All of the Financial Statements have been prepared from the books and records of the Business and fairly present in all material respects the financial condition of the Business as of their respective dates and the results of its operations for the periods covered thereby. Except as set forth on Schedule 4(g), the income statements and production reports included in the Financial Statements do not contain any items of special income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements include all adjustments, which consist only of normal recurring accruals in accordance with tax basis of accounting, necessary for such fair presentation, subject, in the case of the interim period financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a material adverse effect on the Business).

(h) Taxes.

(i) Except as set forth in Schedule 4(h)(i), (i) the Seller has, in respect of the Business and the Acquired Assets, filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid in respect of the Business of the Seller and the Acquired Assets; (iii) the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return; (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Seller, proposed or threatened with respect to Taxes of the Seller's Business and the Acquired Assets, and, to the Knowledge of the Seller, no basis exists therefor; (v) the Seller has not waived or been requested to waive any statute of limitations in respect of Taxes associated with its Business and its Acquired Assets which waiver is currently in effect; (vi) all monies required to be withheld by the Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (vii) none of the Acquired Assets is property treated as owned by Persons other than the Seller for income Tax purposes; and (vii) none of the Acquired Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

(ii) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Acquired Assets or the assumption of the Assumed Obligations pursuant to this Agreement.

(i) Material Contracts. Seller has provided to Purchaser a true, correct and complete copy of each contract material to the Business listed on Schedule 4(i)(i) (the "***Material Contracts***"). Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto. Seller has performed all of its required obligations under each Material Contract and is not in violation or breach of or default under any Material Contract. To the Knowledge of Seller, the other parties to each Material Contract are not in violation or breach of or default under such Material Contract. No event, occurrence, condition or act exists, has taken place or has failed to take place which constitutes, or with the giving of notice or the lapse of time or both would constitute, a default of any Material Contract. Except as listed on Schedule 4(i)(ii), Seller has no written or oral contracts or any other obligations to Owner and/or Owner's affiliates including, without limitation, any payment obligation outside the ordinary course.

(j) Compliance with Laws. Since January 1, 2018, Seller Parties have complied in all material respects with all laws, rules and regulations applicable to the Business. Neither the ownership nor use of Seller's properties, nor the conduct of the Business, conflicts with the rights of any other person or entity or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under any Lien, license, agreement, understanding, law, ordinance, rule, regulation, zoning regulation, order, judgment or decree to which any Seller Party is a party or by which they or their assets may be bound or affected. Each of the services and items provided to patients by Seller Parties or any Seller Representative, since January 1, 2018, has been provided in a competent manner, consistent with applicable professional standards including, without limitation, all quality standards for addiction treatment services prescribed by the regulations, policies and guidance of the applicable state licensing authority. Without limiting the generality of the foregoing, neither Seller nor, to the Knowledge of Seller Parties, any of Seller's employees have committed a violation of, and each of the Material Contracts complies with (to the extent applicable), federal or state laws regulating health care fraud and abuse, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Stark Law, 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729, et seq., and the regulations promulgated thereunder. The Business is in compliance in all material respects with the administrative simplification provisions required under the Health Insurance Portability and Accountability Act of 1996, including the electronic data interchange regulations and the health care privacy, security and breach notification regulations, as of the applicable effective dates for such requirements. No federal or state agency (or any private contractors acting on their behalf), or any other third party, has conducted or has given any Seller Party written notice that it intends to conduct any audit or other review of any Seller Party's billing processes and/or participation in any third-party payor program including, without limitation, Federal Health Care Programs (as defined in 42 U.S.C. § 1320a-7b(f)).

(k) Government Authorizations.

(i) Schedule 1(b)(v) sets forth a true, accurate and complete list of all Governmental Authorizations held by the Seller. All such Governmental Authorizations are in full force and effect and, except as set forth on Schedule 1(b)(v), are transferable to the Purchaser without cost or any action on the Seller's or the Purchaser's part. Except for the Governmental Authorizations set forth on Schedule 1(b)(v), there are no Governmental Authorizations, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business.

(ii) Without limiting the generality of Section 4(k)(i), the Seller holds valid and currently effective Governmental Authorizations to operate the Facilities consistent with past practice. The Seller has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Authorizations.

(iii) Since January 1, 2018, the Facilities have been operated in compliance in all material respects with the standards required under the Governmental Authorizations set forth on Schedule 1(b)(v) or that are required to be set forth on Schedule 1(b)(v).

(iv) Without limiting the generality of Section 4(k)(iii), all officers, employees and agents of the Seller and the Facilities hold such valid and currently effective Government Authorizations as necessary to provide the services for which they are engaged by the Seller or such Facilities and to provide the services they may otherwise render for and on behalf of the Seller or the Facilities at any time.

(v) Except as set forth on Schedule 4(k)(v), Seller has not knowingly failed to file with applicable governmental authorities any material statement, report, information or form required by any applicable Law. All such filings or other submissions made were in material compliance with applicable Laws when filed and no deficiencies have been asserted by any governmental authority with respect to any such filings or submissions. Except as disclosed on Schedule 4(k)(v), the Seller has not received any written notice from any governmental authority relating to the revocation, suspension or non-renewal of any Governmental Authorization held by it or any violation of any such Governmental Authorization or any Law applicable to the Seller. Except as set forth on Schedule 4(k)(v), the Seller has not received any written notice of deficiencies as a result of inspections by any governmental authority that would reasonably be expected to result in the termination or non-renewal of any Governmental Authorization for its Facilities.

(l) Patients. Schedule 4(j) sets forth (a) a true, correct and complete census of each Patient treated at the Facilities during each calendar month of 2023 and for the first seven calendar months of 2024, and (b) a true, correct and complete census of each Patient treated at the Facilities from August 1, 2024 to August 31, 2024, showing the unique patient identifier for each such Patient. Each patient census referred to above (i) shows the type of service provided to each patient at the Facilities and (ii) includes the amount billed for services performed during the relevant period to each patient. Except as set forth on Schedule 4(j), for each patient identified on each patient census referred to above, the Seller has been or expects to be paid the amount billed with respect to such patient's primary payor, subject to adjustments and write-offs that are consistent with past practices.

(m) Employee Relations and Employee Benefit Plans.

(i) Schedule 4(m)(i) sets forth a list of all current employees of the Seller ("***Employees***") and each Employee's position, start date, annual salary, bonus entitlement, accrued vacation pay or entitlement and all Governmental Authorizations to provide the services for which they are engaged by the Seller that are held by the Employees. All Employees are employed on an "at-will" basis. Except as set forth on Schedule 4(m)(i), none of the Employees is entitled to any severance or other payment in connection with the consummation of the transactions. There is, and during the past three years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving the Seller. None of the employees of the Seller is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or during the past three years has been made to organize any employees of the Seller to form or enter a labor union or similar organization.

(ii) Seller has provided to Purchaser copies of each employment, consulting, independent contractor, bonus, or severance agreement currently in effect to which Seller is a party. To the Knowledge of any Seller Party, none of the Employees are bound by any contract that

purports to limit the ability of such person to engage in or continue or perform any conduct, activity, duties or practice relating to the Business.

(iii) Seller has operated and maintained all Employee Benefit Plans in material compliance with applicable law and has timely filed all returns, reports, disclosure statements, and premium payments as required by applicable law. Other than routine claims for benefits, there are no claims or investigations pending or, to the Knowledge of any Seller Party, threatened against or with respect to any of the Employee Benefit Plans or their assets, and there are no pending or, to the Knowledge of any Seller Party, threatened claims by or on behalf of the Employee Benefit Plans or by any employee of Seller alleging a breach of fiduciary duties or violations of law nor is there any basis for such claims. Seller and any ERISA Affiliates have complied with the provisions of COBRA and the Patient Protection and Affordable Care Act, including the Health Care Education and Reconciliation Act of 2010, as amended and including any guidance issued thereunder ("***PPACA***"). Neither Seller nor any ERISA Affiliate has incurred or is reasonably expected to incur or to be subject to any Tax, penalty or other liability that may be imposed under PPACA, including pursuant to Sections 4980B, 4980D or 4980H of the Code.

(iv) Neither Seller nor any ERISA Affiliate has established, maintained, or contributed to, or had any obligation to establish, maintain, or contribute to, (A) any plan or agreement that is or ever was subject to Title IV of ERISA or the funding requirements of Section 412 of the Code; (B) any "multi-employer plan" (as defined in ERISA Section 3(37) or 4001(a)(3)); or (C) any "multiple employer plan" (as defined in Code Section 413(c). Neither Seller nor any ERISA Affiliate has established, maintained or contributed to, or had any obligation to establish, maintain or contribute to (x) a multiple employer welfare arrangement (as defined in ERISA Section 3(40)(A)); or (y) a "voluntary employees' beneficiary association" (as defined in Code Section 501(c)(9)). Neither Seller nor any ERISA Affiliate has provided, nor has any obligation to provide, any medical, life or similar benefits to current or future retired or terminated employees, their spouses or dependents following termination of employment, except as required by COBRA.

(v) Except as provided on Schedule 4(m)(v), Seller has not increased the salary or hourly wage of any Employee in the six (6) months prior to the Transfer Date.

(vi) The following definitions apply to this Section 4(m) and to Section 6(j):

"***COBRA***" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as reflected in Code Section 4980B and ERISA Sections 601 through 608, inclusive.

"***Employee Benefit Plan***" shall mean each pension, profit sharing, retirement, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or any ERISA Affiliate for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant, or any spouse or dependent of such individual, or under which Seller or any ERISA Affiliate has or may have any liability.

"***ERISA***" means the Employee Retirement Income Security Act of 1974, as amended.

"***ERISA Affiliate***" means any entity, organization or trade or business that, together with Seller, is or was (at any relevant time) treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

(n) Licenses. Seller Parties have maintained all licenses, registrations, permits, and approvals that are needed or required by law to operate the Business and the Acquired Assets (the "***Licenses***"). Seller has delivered to Purchaser true and complete copies of each of the Licenses. Each of the Licenses is now, and as of the Closing will be, in good standing.

(o) Brokers or Agents. Except as set forth on Schedule 4(o), no Seller Party has employed, engaged or otherwise dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated by this Agreement.

(p) Insurance. Seller has provided to Purchaser a true, correct and complete copy of each insurance policy maintained by Seller in connection with the Business (the "***Seller Insurance Policies***"). After giving effect to the "tail" insurance policy, and assuming such coverage provides at least the same coverage that Seller had in effect immediately before the Closing Date, the Business will have in effect insurance policies in such amounts, with such deductibles, on such terms and covering such risks and with commercially reasonable coverage as compared similar businesses to the Business in the Commonwealth of Kentucky and Seller is in material compliance with all the terms thereof. To Seller's Knowledge, there is no claim pending that has been denied or rejected by any insurer under the Seller Insurance Policies and there is no loss, claim or incident covered by any Seller Insurance Policy that has not yet been reported to the applicable insurer. Seller has not received any written or unwritten notice or other communication from an insurer under any Seller Insurance Policy disclaiming coverage or reserving rights with respect to any claim or repudiating any provision of any Seller Insurance Policy.

(q) Equipment. With the exception of those items listed on Schedule 4(q), (i) all equipment utilized in the operation of the Business is owned solely by the Seller Parties and is listed as Tangible Personal Property in Schedule 1(b)(i), and (ii) no other person has any claim or right to any Tangible Personal Property in Schedule 1(b)(i). The Personal Property Leases set forth on Schedule 1(b)(iv) constitute all leases by the Seller of any item of personal property used by the Seller. All of the Equipment and all of the other personal property leased by the Seller under its Personal Property Leases is presently utilized by the Seller in the ordinary course of business.

(r) Real Property.

(i) The Seller owns the real property designed as owned by Seller on Exhibit A (individually and collectively, the "***Owned Real Property***"). The Seller holds leasehold interests in the Leased Properties pursuant to valid leases, as set forth on Schedule 4(r)(i) (each, a "***Leasehold***") in good standing, each of which shall be terminated as of Closing and has the right to possess, occupy and operate same. "Leased Properties" means: (i) the parcels of real property set forth on Schedule 4(r)(i) (the "***Leased Land***") and (ii) all existing buildings, structures and other improvements located upon the Leased Properties that have previously been made, installed or erected and are now located on the Leased Properties (collectively, the "***Leased Improvements***", the Owned Real Property, Leaseholds and the Leased Land, the "***Real Property***"). The Real Property constitutes all of the Owned Real Property, Leaseholds, Leased Land and Leased Improvements that are used by the Seller in connection with the Business.

(ii) To the Knowledge of the Seller, the Real Property is not subject to any (i) easements, rights of way, covenants, conditions, restrictions, reservations, leases or other rights of occupancy, laws, ordinances and regulations that materially and adversely affect the present and continued use of any Real Property in the usual and ordinary conduct of the Business of the Seller

(collectively, "***Property Restrictions***") or (ii) any Liens that do or would reasonably be expected to adversely affect the present and continued use of any Real Property in the usual and ordinary conduct of the Business of the Seller. Except as set forth on Schedule 4(r)(ii), the Seller (i) maintains and at all times has maintained all certificates of occupancy, zoning certificates of occupancy, fire department certificates of occupancy, variances and similar Governmental Authorizations required for the operation of the Real Property owned or leased by the Seller and (ii) is operating and at all times has operated such Real Property in compliance with such Governmental Authorizations.

(iii) Except as set forth on Schedule 4(r)(ii), to the Knowledge of the Seller, there are no outstanding abatement proceedings or appeals to which the Seller is a party with respect to the assessment of any of the Real Property for the purpose of real property Taxes, and there are no agreements with any Governmental Authority to which the Seller is a party with respect to such assessments or Tax rates on any of the Real Property.

(iv) Except as set forth on Schedule 4(r)(ii), to the Knowledge of the Seller, there is no pending or threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn, expropriate or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark or historical property, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.

(v) The Real Property is accessible from public roads. All covenants or other restrictions (if any) to which any of the Real Property is subject and of which the Seller has Knowledge are being in all material respects properly performed and observed by the Seller to the extent the Seller is subject thereto and the Seller has not received any written notice of violation (or claimed violation) thereof.

(vi) The Seller has not received any written notice of any, and, to the Knowledge of the Seller, there exists no, material dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any lease for any Leased Property. The Seller has complied in all material respects with all terms and conditions of its leases for Leased Property. All rent and other amounts due and payable with respect to each lease for Leased Property have been paid through the most recent payment date prior to the date of this Agreement and all rent and other amounts due and payable with respect to each lease for Leased Property through the most recent payment date on or prior to the Transfer Date will have been paid prior to the Transfer Date.

(vii) The Seller has delivered to the Purchaser true, accurate and complete copies of the leases for the Real Property, together with copies of all reports (if available) of any engineers, environmental consultants or other consultants and all material correspondence with such engineers, environmental consultants or other consultants in its possession relating to the Real Property (if any).

(viii) Except as set forth on Schedule 4(r)(ii), each Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections and other public utilities, necessary for the current use of the Real Properties by the Seller.

(s) Top Patient Referrals. To the actual knowledge of the Seller, Schedule 4(s) sets forth the sources of patient referrals for the Seller for the six-month period ended July 31, 2024, and shows the number of referrals to the Seller by such sources during such period.

(t) Top Payors. Schedule 4(t) sets forth the top 10 payors to the Seller for (a) calendar year 2022, (b) calendar year 2023 and (c) the six-month period ended June 30, 2024, and shows the revenue generated by each such payor during such periods. Between January 1, 2023, and the date hereof the Seller did not receive any reimbursements for patient services from any Governmental Authority that operates a Medicare, Medicaid, or any other federal or state program supporting or providing reimbursement or grants in respect to substance abuse or addiction treatment.

(u) Facility Beds. Schedule 4(u) sets forth, for the Facilities, (a) the total number of beds available for patients of the Facilities as of the date hereof, (b) the total number of beds licensed for inpatient detoxification and (c) any change in each of the numbers of beds referenced in clauses (a) and (b) above available at the Facilities since January 1, 2023.

(v) No Other Representations. NO SELLER PARTY HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY SELLER PARTY OR THE BUSINESS, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 4.

5. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller Parties as follows:

(a) Organization and Standing. Purchaser is duly organized, validly existing and in current status under the laws of the State of Delaware and has all power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

(b) Authority. The execution, delivery and performance of this Agreement by Purchaser and any other agreements or instruments to be executed by it pursuant to this Agreement have been duly authorized by proper company action and are within its company powers. This Agreement constitutes, and such other agreements and instruments executed by Purchaser pursuant to this Agreement will constitute, the legal, valid and binding obligations of Purchaser which are, or will be, enforceable against it in accordance with their respective terms.

(c) No Conflict or Violation. Neither the execution, delivery or performance by Purchaser of this Agreement or the other documents executed by Purchaser in connection with this Agreement nor the consummation by Purchaser of the transactions contemplated hereby or thereby will violate, breach, conflict with or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any Lien upon any material property or asset of Purchaser pursuant to any material note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, organizational document, other agreement, contract, instrument, judgment, order, injunction, or decree by which Purchaser is bound or to which any of its assets are subject.

(d) Brokers or Agents. Purchaser has not employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated by this Agreement, other than brokers, consultants or investment bankers, the fees, commissions and expenses of which will be payable by Purchaser.

6. Covenants and Obligations.

(a) Ordinary Course. Seller Parties shall operate the Business (i) only in the ordinary course, (ii) in a businesslike manner, (iii) in substantially the same manner as it has been historically operated, and (iv) in material compliance with all applicable federal and state laws, regulations and rules.

(b) Restrictive Covenants.

(i) Covenant Not to Compete. From the Closing Date through the fifth (5th) year anniversary of the Closing Date (the "***Non-Competition Period***"), no Seller Party will, directly or indirectly, own, manage, engage in, operate or conduct any business, or have any interest in any business, person, firm, corporation or other entity, whether as a principal, owner, agent, employee (except as an employee of Purchaser), shareholder, member, officer, director, joint venture, partner, security holder (except for the ownership of publicly-traded securities constituting not more than five percent (5%) of the outstanding securities of the issuer thereof), creditor (except for trade credit extended in the ordinary course of business), consultant or in any other capacity that engages in any business which is the same as, similar to, or competitive with the Business within Kentucky.

(ii) Non-Solicitation. During the Non-Competition Period, no Seller Party will, either for the Seller Party or any other person, firm, corporation or other entity, directly or indirectly, or by action in concert with others, (A) solicit or attempt to solicit, any person who has been a patient of the Business with the purpose of obtaining such person as a patient for a business competitive with the Business, or (B) solicit, induce or attempt to solicit or induce any of the employees, directors, officers, or independent contractors of the Business to discontinue such person's relationship with Purchaser; provided, however, that the foregoing shall not prohibit any Seller Party from (i) engaging, directly or indirectly, in general solicitation to the public for employees by means of general advertising or similar methods of solicitation not specifically directed at any employee of Purchaser or its affiliates; (ii) employing or seeking to employ any Person who was terminated by Purchaser or its affiliates at least three (3) months prior to such solicitation; or (iii) providing a letter of recommendation for any Person.

(iii) Confidentiality. During and after the Non-Competition Period, no Seller Party will use or divulge the confidential information including, but not limited to, the names and addresses of any customers or clients of Seller as of the Closing Date, and trade secrets relating to Seller or the Acquired Assets to be used, disclosed to, or obtained by any person or business that competes directly or indirectly with Seller's business, as conducted by Seller or Purchaser on the Closing Date, without the prior written consent of Purchaser.

(iv) Remedies. In recognition of the irreparable harm that violation of the covenants of this Section 6(b) would cause Purchaser, Seller Parties agree that the remedy at law for any breach by any Seller Party of this Section 6(b) will be inadequate and that, in addition to any relief afforded by law, Purchaser will be entitled to seek injunctive relief, without having to post bond or other security therefor or prove actual damages, it being understood by the Parties that both damages and an injunction will be proper modes of relief and are not to be considered alternative remedies.

(v) Reasonableness; Severability. Seller Parties have carefully considered the nature and extent of the restrictions upon Seller Parties and the rights and remedies conferred upon Purchaser under this Section 6(b) and hereby acknowledge and agree that, in light of the benefits they will receive under the terms of this Agreement, the information to which they have been privy and the nature of the Business, the same are reasonable in time and territory, are designed to prevent competition which would be unfair to Purchaser, are fully required to protect the legitimate interests of Purchaser as set forth below, and do not confer a benefit upon Purchaser disproportionate to any detriment to Seller Parties. Seller Parties acknowledge and agree that the covenants set forth in this Section 6(b) are reasonable and necessary in all respects to protect the legitimate and valuable business interests of the Purchaser (including without limitation valuable confidential information, substantial client lists and relationships, and the customer, patient, vendor and client goodwill associated with an ongoing addiction recovery practice, which represent a significant portion of the

assets of Seller Parties) and that the payment of the Purchase Price and the other obligations of Purchaser hereunder are sufficient consideration for the covenants set forth in this Section 6(b). Seller Parties acknowledge and agree that the covenants set forth in this Section 6(b) are an integral component of the transactions contemplated by this Agreement, that Purchaser is entering into this Agreement in reliance upon the covenants set forth in this Section 6(b), and that Purchaser would not enter into this Agreement without the covenants set forth in this Section 6(b). Seller Parties hereby represent, acknowledge and agree that the limitations contained herein will not prohibit or unreasonably limit their ability to earn a living during the Non-Competition Period. Seller Parties further agree that the time period set forth in this Section 6(b) shall be extended by a period of time equal to that period of time in which Seller Parties are determined by a governmental authority to be in violation of this Section 6(b). The Parties agree that if a court of competent jurisdiction should find any provision of this Section 6(b) unenforceable, overbroad or invalid, the provisions shall be modified by the court to make it enforceable to the maximum extent possible. If the provision cannot be modified, then that provision may be severed and the other parts of this Agreement shall remain enforceable.

(c) Consents and Approvals. The Seller shall use its commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by them of this Agreement and the consummation of the transaction, including all such consents and approvals by each party to any of the Contracts referred to in Schedule 4(d); provided that no contract will be made by the Seller (or any representative of the Seller) with any third party to obtain any such consent or approval except in accordance with a plan previously approved by Purchaser in writing. The Seller shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by, or on behalf of, the Seller or any of its affiliates pursuant to any applicable Law or Contract in connection with this Agreement, the related agreements and the transactions. For the avoidance of doubt, the Specified Authorizations shall be the responsibility of the Purchaser and not the Seller; provided that the Seller and Owner will reasonably cooperate with the Purchaser in its efforts to obtain the Specified Authorizations. The Purchaser shall use its commercially reasonable efforts to obtain the Specified Authorizations; provided that commercially reasonable efforts do not include the initiation of a public hearing or any lawsuit or other legal proceeding if the Purchaser determines, in its sole discretion, that it is not commercially reasonable to pursue a public hearing or any lawsuit or other legal proceeding.

(d) Confidentiality. It is understood by the Parties hereto that the information, documents, and instruments delivered to Purchaser by Seller and its agents and the information, documents, and instruments delivered to Seller by Purchaser and its agents are of a confidential and proprietary nature. Each of the Parties hereto agrees that both prior and subsequent to the Closing, it will maintain the confidentiality of all such confidential information. Nothing in this Section, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller's counsel or Purchaser's counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law or in any dispute between one or more of the Parties. The content of any communications to the public relating to the transaction that is the subject of this Agreement including, but not limited to, any letters to patients regarding such transaction, shall be mutually agreed to by Purchaser and Seller.

(e) Transition Services; Termination of Provider Agreements. Following the Closing, Seller agrees to immediately vacate the Facilities, transfer to Purchaser all patient records, and take such other actions as are reasonably necessary to facilitate the transfer of control over such Acquired Assets and personnel to Purchaser. Within thirty (30) days following the Closing, Seller agrees to file all documentation reasonably necessary and to take all other commercially reasonable steps to terminate its third-party payor arrangements, including its Medicare and Medicaid provider agreements, and the related provider numbers used in the operation of the Business.

(f) Access and Investigation. Until the Closing, Seller Parties will (i) give Purchaser and its representatives reasonable access to the Business including, without limitation, copies of all of Seller's properties, books, records, documents, insurance policies, personnel, suppliers, credentialing materials, and customers; (ii) provide to Purchaser such additional financial, billing and coding, operating and all other relevant information in respect of the Business as Purchaser may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser's investigation of the Business and Seller's operations, financial condition and prospects, the Acquired Assets, and the Assumed Liabilities. All requests by Purchaser for access pursuant to this Section 6(f) shall be submitted or directed exclusively to Owner or such other individuals as Seller may designate in writing from time to time. Prior to the Closing, Seller and Purchaser agree to use commercially reasonable efforts to coordinate communications with any suppliers to, or customers of, the Business. Purchaser shall be permitted to conduct a billing and coding audit, whether internally or through an independent auditor, and Seller Parties agree to cooperate with Purchaser in such process and to provide all materials necessary to allow Purchaser to complete such process to its satisfaction.

(g) Patient Records. On the Closing Date, Seller shall deliver to Purchaser all patient records and records related to the Business pursuant to the Patient Record Transfer Agreement. Upon reasonable notice, during normal business hours and upon Purchaser's receipt of any legally required consents and authorizations, Purchaser will afford to Seller Representatives, including their counsel and accountants, full and complete access to, and copies of, the records retained or transferred as provided herein.

(h) Misdirected Payments. Seller Parties covenant and agree to remit, with reasonable promptness, to Purchaser, any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) Purchaser. Without limiting the generality of the foregoing, the Parties agree that if the Closing occurs, monies received by any Seller Party on or after the Transfer Date arising from the operation of the Acquired Assets prior to, on or after the Closing Date, shall be held by any Seller Party, as applicable, for the benefit of Purchaser and shall be paid over to Purchaser promptly, but no less than weekly for proceeds received during the prior week, together with all statements and supporting documentation related thereto. Purchaser shall make the appropriate Hired Employees (as hereinafter defined) reasonably available to Seller to provide Seller with personnel to pay such amounts over to Purchaser. Seller Parties will provide Purchaser with online access to Seller's bank accounts for the purposes of monitoring the collection and disbursement of such proceeds.

(i) Risk of Loss. Seller shall retain the risk of loss, damage or destruction of the Acquired Assets until the Closing occurs.

(j) Employees and Employee Benefits.

(i) As of the Closing Date, Seller shall terminate all of the Employees and, on the next ordinary payroll, shall pay all such terminated employees any amounts due for accrued wages, benefits, paid time off, and any other claims or obligations related to employment arising prior to Closing, except as contemplated in Section 6(j)(ii). Purchaser shall offer employment to all terminated employees (each a "***Terminated Employee***" and collectively, "***Terminated Employees***"), on such terms and conditions as Purchaser deems appropriate, in its sole discretion and subject to such Terminated Employee passing Purchaser's screening process. Seller Parties and Purchaser shall cooperate to encourage all Terminated Employees who are offered employment by Purchaser to accept such offers of employment (such Terminated Employees who accept offers of employment by Purchaser are referred to hereinafter as "***Hired Employees***").

(ii) Effective as of the Closing, the Purchaser shall assume the liability for accrued and unused vacation and other paid time off not in excess of forty (40) hours with respect to each Hired Employee.

(iii) The Seller will provide and continue to provide all COBRA continuation coverage under its group health plans for all Terminated Employees who are not Hired Employees, former employees who are not Hired Employees and their dependents who are M&A qualified beneficiaries; however, if the Seller does not continue to maintain a group health plan after the Closing Date, and the Purchaser is required by COBRA to provide continuation coverage under its group health plan to any Terminated Employees who are not Hired Employees, former employees who are not Hired Employees and their dependents who are M&A qualified beneficiaries, then the Seller and Owner shall jointly and severally indemnify the Purchaser for any out-of-pocket costs, claims or liabilities incurred by the Purchaser in connection with its provision of such coverage in excess of the premiums paid by such employees, former employees and dependents for continuation coverage under the Purchaser's group health plan. For purposes of this Section 6(j)(iii), the terms "continuation of coverage," "M&A qualified beneficiary" and "group health plan" shall have the meanings that are given such terms under Section 4980B of the Code, Treasury Regulation Section 54.4980B-9 and/or Section 601 et seq. of ERISA.

(iv) Purchaser shall not assume or be responsible for any Employee Benefit Plan except as contemplated in Section 6(j)(ii). All liabilities, obligations and claims arising prior to, on or after the Closing Date under or in connection with all Employee Benefit Plans shall be the sole and complete responsibility of the Seller, Owner and any ERISA Affiliates, and, in no event shall Purchaser or the Acquired Assets be subject to or have any responsibility for such liabilities, obligations and claims, except as contemplated in Section 6(j)(ii).

(v) Seller, by action of its directors, members or other governing body, shall terminate Seller's 401(k) Plan, if any, immediately prior to the Closing Date by an instrument satisfactory to Purchaser. Prior to the Closing Date, Seller shall cooperate with Purchaser to ensure that the termination is properly effected immediately prior to Closing Date.

(vi) Effective as of the Closing, each Hired Employee who was employed by Seller as of the Closing Date shall receive credit for all full and partial years of service with Seller for purposes of eligibility to participate and vesting under Purchaser's 401(k) plan.

(vii) The provisions contained in this Agreement with respect to any Hired Employees are included for the sole benefit of the Parties hereto and shall not create any right in any other person or entity, including any Hired Employee. Nothing herein shall be deemed an amendment of any employee benefit plan, program, arrangement or policy.

(k) Change of Name. Upon the Closing, at the direction of Purchaser, Seller shall file with the Kentucky Secretary of State such forms as are necessary to change Seller's name to some other name which is dissimilar to and cannot be confused with Seller and/or the Protected Names. Promptly upon receipt of file-stamped evidence of filing such documents with the Kentucky Secretary of State, Seller agrees to deliver copies of such evidence to Purchaser. From and after the Closing, other than in connection with performing services in accordance with the terms of the Transition Agreement and winding up its business, Seller shall cease and desist from use of the Protected Names including, but not limited to, use of stationery, business cards, marketing materials, e-mail domains, and websites. Seller Parties shall reasonably cooperate with Purchaser (at Purchaser's sole cost and expense) in securing for Purchaser the exclusive ownership and use of the Protected Names.

(l) Taxes. Seller Parties will pay any taxes imposed on any Seller Party by any state, county, municipality or other governmental authority relating to the transactions contemplated by this Agreement.

(m) Exclusivity. Until such time as this Agreement is terminated pursuant to Section 8, Seller Parties will not, directly or indirectly, initiate, solicit, negotiate, participate in or pursue any inquiry, proposal or offer from any third party (each an "***Acquisition Proposal***") and will not enter into any agreements or understanding with any third party other than Purchaser relating to any merger, sale or issuance of stock, sale or distribution of assets, acquisition, recapitalization or similar transaction involving the Seller. Seller Parties will promptly notify Purchaser of any Acquisition Proposal within twenty-four hours of receipt or awareness of the same.

(n) Release. Each Seller Party, for and on behalf of itself and its Affiliates, officers, members, representatives, agents, estates, heirs, successors and assigns (individually and collectively, the "***Releasing Parties***"), hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges, and further covenants and agrees that they will not assert any claims against Purchaser or any of its Affiliates (including Evernia Health Center, LLC and Ethema Health Corporation, each of which are third-party beneficiaries), officers, managers, members, directors, employees, agents, divisions, affiliated corporations, affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the "***Released Parties***") arising from or related to any and all past, present and future debts, losses, costs, bonds, suits, actions, causes of action, liabilities, contributions, attorneys' fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that such Seller Party or any of the Releasing Parties had, presently has or may hereafter have or claim or assert to have against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing Date (collectively, the "***Released Matters***"); provided, however, that no Seller Party is releasing any of its rights under or relating to this Agreement or any other agreement entered into in connection with this Agreement. The Releasing Parties hereby further covenant not to sue or otherwise seek to enforce or assert any rights against any of the Released Parties, including, without limitation, with respect to the Released Matters. The releases contained herein are intended to be complete, global and all-encompassing and specifically include claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein as of the Closing Date. The Releasing Parties hereby expressly waive any and all rights conferred upon them by any statute or rule of law that provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the Released Party

(o) Interim Payments. If the Closing has not occurred prior to November 15, 2024, then, on November 15, 2024, Purchaser shall pay Owner $13,000; provided, if the Closing occurs prior to

November 15, 2024, Purchaser shall pay Owner, on the Closing Date, the product of (a) $13,000, multiplied by (b) (i) the number of days elapsed between October 15, 2024 and the Closing Date, divided by (ii) thirty-one (31). Thereafter, Purchaser shall pay Owner $11,200 on the fifteenth (15th) day of each calendar month occurring prior to the Closing (each, an "***Interim Payment Date***"); provided, Purchaser shall pay Owner, on the Closing Date occurring after November 15, 2024, the product of (a) $11,200, multiplied by (b) (i) the number of days elapsed between the Closing Date and the Interim Payment Date occurring prior to the Closing Date, divided by (ii) thirty-one (31). Upon the Closing or a termination of this Agreement pursuant to the terms of this Agreement, all payment obligations pursuant to this Section shall cease and be of no further force or effect.

7. **Indemnification.**

(a) Indemnification by Seller Parties. Seller Parties, jointly and severally, shall indemnify, defend and hold harmless Purchaser and its directors, managers, officers, shareholders, members, employees, agents, representatives, affiliates, successors and assigns (collectively, "***Purchaser Indemnified Parties***") from and against all Losses (as defined below) which any Purchaser Indemnified Party may suffer and become liable for as a result of or in connection with:

(i) a breach of any representation or warranty made by any Seller Party in this Agreement;

(ii) a breach of any covenant made by any Seller Party in this Agreement;

(iii) any services provided by Seller prior to the Transfer Date;

(iv) any liability or obligation relating to the Retained Liabilities (including any such liability or obligation that becomes a liability or obligation of Purchaser under any bulk transfer law of any jurisdiction, any common law doctrine of de facto merger or successor liability, or otherwise by operation of law);

(v) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, incident to any of the foregoing; and

(vi) any billing errors, overpayments and associated penalties, adjustments, recoupment or claw-backs related to reimbursements for services provided by Seller Parties (including Associates) prior to the Transfer Date and any actions that might be filed in connection with such reimbursements.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller Parties (collectively, "***Seller Indemnified Parties***") from and against all Losses which any Seller Indemnified Party may suffer and become liable for as a result of or in connection with:

(i) a breach of any representation or warranty made by Purchaser in this Agreement;

(ii) a breach of any covenant made by Purchaser in this Agreement;

(iii) any services provided by Purchaser on or after the Transfer Date, except to the extent caused by a Seller Indemnified Party;

(iv) any liability or obligation relating to the Assumed Liabilities; and

(v) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, incident to any of the foregoing.

(c) Indemnification Limitations.

(i) No Party shall, in any event, be liable to any other person for any punitive damages of such other person (except to the extent of punitive damages awarded to a third party in connection with a finally adjudicated claim).

(ii) Each Purchaser Indemnified Party and Seller Indemnified Party, as applicable, shall take, and cause its affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto.

(iii) No Purchaser Indemnified Party or Seller Indemnified Party, as applicable, shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements or covenants in this Agreement.

(iv) All Losses shall be calculated net of the amount of any recoveries actually received by a Purchaser Indemnified Party or Seller Indemnified Party, as applicable, under any existing insurance policy (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by the Purchaser Indemnified Party or Seller Indemnified Party, as applicable) incurred or paid to procure such recoveries) in respect of any Losses suffered, paid, sustained or incurred by any Purchaser Indemnified Party or Seller Indemnified Party, as applicable; provided that no Purchaser Indemnified Party or Seller Indemnified Party, as applicable, shall have any obligation to seek, obtain or continue to pursue any such recoveries.

(d) Survival; Additional Indemnification Provisions. The representations and warranties contained in or made pursuant to this Agreement will survive for twelve (12) months following the Closing; *provided, that,* the representations and warranties contained in the Fundamental Representations shall survive for a period of five (5) years following the Closing Date or, if a statute of limitations applies with respect to a potential liability associated with a given representation or warranty and such statute of limitations continues to apply following the fifth anniversary of the Closing Date, the applicable statute of limitation period. The covenants and obligations contained in or made pursuant to this Agreement or any other agreement made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing and will continue thereafter. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations of Seller Parties or Purchaser will not be affected by (i) any investigation, analysis or evaluation conducted by Purchaser or Seller Parties or its representatives with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation. Notwithstanding anything to the contrary herein, for the purposes of determining Losses (and not for determining whether a breach occurred), each representation, warranty, covenant and agreement made by Seller Parties will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word "material" and words of similar import will be deemed deleted from any such representation, warranty, covenant or agreement. "***Fundamental Representations***" shall include those representations and warranties set forth in Sections 4(a)-4(d), 4(h), 4(j), 4(n), 4(o) and 5(a)-(d). All representations and warranties that are not Fundamental Representations are "***Nonfundamental Representations***." "***Losses***"

means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

(e) Exclusive Remedy.

(i) Each of the parties agree that, excluding any claim for injunctive or other equitable relief, the indemnification provisions of this Section 7 are intended to provide the sole and exclusive remedy as to all claims any party hereto may have or incur arising from or relating to this Agreement. Each Party agrees to treat all payments made to or for the benefit of a Party hereto pursuant to this Section 7 as adjustments to the Purchase Price for tax purposes.

(ii) Any indemnification payable pursuant to this Section 7 shall be effected by wire transfer of immediately available funds; provided, in order to satisfy any indemnification obligations of a Seller Party pursuant to this Section 7, only upon Final Determination, Purchaser and the Purchaser Indemnified Parties shall have the right in their sole discretion (but without obligation) to setoff the amount of any indemnity to which any of Purchaser and the Purchaser Indemnified Parties may be entitled from a Seller Party under this Section 7 against any amounts payable or deliverable to Owner in connection with this Agreement or the Equity Purchase Agreement, including, without limitation, amounts payable under the Note (as defined in the Equity Purchase Agreement), plus 8% simple interest on such amount so setoff, calculated from the date the right to indemnification is asserted through the date such amount is setoff. In no event shall any failure by Purchaser or the Purchaser Indemnified Parties to assert a right of setoff constitute an election of remedies or limit Purchaser and the Purchaser Indemnified Parties in any manner in the enforcement of any other remedies that may be available to such persons or entities. A "***Final Determination***" shall be the earliest to occur of the following: (a) a final, non-appealable judgment of any court determining the validity of a disputed claim; or (b) an award of any arbitrator or arbitration panel determining the validity of such disputed claim, if there is not pending any motion to set aside such award; or (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys.

8. Termination.

(a) Termination. This Agreement may be terminated at any time prior to Closing:

(i) by either Purchaser or Seller Parties upon prior written notice to the other Party if the Closing has not occurred on or before 120 days following the date of this Agreement (the "***Outside Date***");

(ii) by the mutual written agreement of Purchaser and Seller Parties;

(iii) by Purchaser, by written notice to Seller Parties, (A) if at any time either the representations and warranties of Seller Parties contained in this Agreement (1) shall fail to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, or (2) shall fail to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time; or (B) if at any time Seller Parties shall have failed to perform and comply in all material respects with all agreements and covenants of Seller Parties contained in this Agreement requiring performance or compliance prior to such time, and in each case, such failure shall be such

that, if not cured, the conditions set forth in Section 3(e) would not be fulfilled and shall not have been cured, or shall be incapable of being cured, within ten (10) calendar days of the receipt of written notice thereof by the applicable Seller Party from Purchaser;

(iv) by Seller Parties, by reason of the breach, inaccuracy or non-fulfillment of any representation, covenant, obligation or agreement by Purchaser under this Agreement that (A) is incapable of being cured prior to the Outside Date, or (B) has not been cured by Purchaser within ten (10) days after written notice thereof from Seller Parties; or

(v) by Purchaser, on the one hand, or Seller Parties, on the other hand, if there will be any law or regulation that makes consummation of the transactions contemplated by this Agreement or any other material component of the transactions contemplated hereby illegal or otherwise prohibited or if any order enjoining Purchaser or Seller Parties from consummating the transactions contemplated hereby is entered and such order becomes final and non-appealable.

(b) Procedure and Effect of Termination.

(i) If this Agreement is terminated pursuant to Section 8(a), the terminating Party shall give written notice thereof to the other Parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties.

(ii) If this Agreement is terminated as provided herein, (A) no Party shall have any liability or further obligation hereunder to any other Party to this Agreement, except as provided in Section 6(d) or Section 7, and (B) nothing herein will relieve any Party from liability for any breach of this Agreement.

9. Miscellaneous.

(a) Expenses. Except as provided in Section 7, each Party will pay all expenses incurred by it relating to the transactions contemplated by this Agreement, including without limitation, the fees and expenses of its legal, accounting and financial advisors.

(b) Public Announcements. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no Party will issue any press release or make any public announcement relating to the subject matter or provisions of this Agreement without the prior written consent of the other Parties; *provided that* Purchaser may advertise the transactions contemplated by this Agreement at their discretion without the consent of any Seller Party as long as Purchaser does not disclose any financial terms of the transactions; *provided, further,* that no such announcement shall relieve Purchaser from any obligations hereunder.

(c) Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable against the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the consent of the other Parties; *provided, however,* that Purchaser may assign any or all of its rights and interests hereunder (i) to one or more of its affiliates, (ii) for collateral security purposes to any lender providing financing to Purchaser or its affiliates and any such lender may exercise all of the rights and remedies of Purchaser hereunder, and (iii) to any subsequent purchaser of Purchaser or any material portion of its assets (whether such sale is structured as a sale of stock or membership interests, a sale of assets, a merger or otherwise).

(d) Governing Law. The validity, interpretation, performance and enforcement of this Agreement will be governed by the laws of Kentucky without regard to its conflicts of laws principles.

(e) Knowledge. "***To the Knowledge***" of a Party means all facts and information which are either (1) within the actual knowledge of the Party making the statement, or such Party's officers, directors, members, or managers or shareholders, or (2) that should have been known to such persons in the exercise of reasonable care and after due inquiry.

(f) Entire Agreement; Amendment; Counterparts; Waiver. This Agreement, including the schedules and exhibits, constitutes the entire agreement between the Parties and supersedes all prior discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral (including any letter of intent or term sheet). This Agreement may be amended or modified only by written instrument signed by all the Parties. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one agreement. No delay or omission on the part of any Party in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(g) Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, such provision will, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(h) Additional Documentation. The Parties will from time to time, subsequent to the Closing Date and without further consideration, execute and deliver such other documents of conveyance, assignment, assumption or transfer and take such other action as reasonably may be required in order to effectively convey, assign, transfer to and vest in Purchaser, and put Purchaser in possession of, the Acquired Assets.

(i) Remedies; Waiver of Jury Trial. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and are in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument. The Parties agree that, in addition to any other relief afforded under the terms of this Agreement or by applicable law, the Parties may enforce this Agreement by injunctive or mandatory relief to be issued by or against the other Parties, without having to post bond or other security therefor or prove actual damages, it being understood that both damages and specific performance will be proper modes of relief and are not to be understood as alternative remedies. **EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.**

(j) Exclusive Jurisdiction. Any action at law or in equity brought to interpret or enforce this Agreement or any other document executed or delivered in connection herewith shall be brought and prosecuted to final adjudication exclusively in the federal or state courts located in Lexington, Kentucky, and the Parties consent to the jurisdiction of such Kentucky state and federal courts and agree to the validity of service of process in any such action by registered or certified mail, return receipt requested.

(k) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). For purposes of this paragraph, "***Business Day***" means any day other than a Saturday, Sunday or a day on which banks are authorized or permitted to close in the Commonwealth of Kentucky. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9(k):

If to Seller Parties to:

c/o Stites & Harbison, PLLC
250 West Main Street, Suite 2300
Lexington, KY 40507
Attention: Taylor Stuckey
Email: tstuckey@stites.com

If to Purchaser:

c/o ARIA Kentucky, LLC
PO Box 72
Morehead, KY 40351

with a copy (which will not constitute notice to Purchaser) to:

Wyatt, Tarrant & Combs, LLP
400 West Market Street, Suite 2000
Louisville, KY 40202
Attention: Mark Farmer
Email: mfarmer@wyattfirm.com

[SIGNATURE PAGE FOLLOWS]

101730985.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLER:

EDGEWATER RECOVERY CENTER, LLC

By: ______________________
Name: John David Elam
Title: Sole Member

OWNER:

____
Name: John David Elam

PURCHASER:

ARIA Kentucky, LLC

By: ______________________
Name: Shawn Leon
Title: Manager

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLER:

EDGEWATER RECOVERY CENTER, LLC

By:____________________________________
Name: John David Elam
Title: Sole Member

OWNER:

____
Name: John David Elam

PURCHASER:

ARIA Kentucky, LLC

Signed by:
Shawn Leon
90DBC345BBDB478...
By:____________________________________
Name: Shawn Leon
Title: Manager